UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K/A

(Amendment No. 1)

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Nu mber)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On November 22, 2013, Cytomedix, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing, among other things, the terms of signed subscription agreements and other related agreements and documents relating to the sale of 10% subordinated convertible notes (the “Notes”) and warrants to purchase shares of the Company’s common stock for gross proceeds of $3 million (the “Offering”) (the “November 22, 2013 8-K”). The Company hereby incorporates by reference the contents of the November 22, 2013 8-K. The purpose of this Amendment No. 1 to the November 22, 2013 8-K is to file subscription and other related agreements and documents relating to the Offering as exhibits to this filing. Capitalized terms used here but not defined shall have the same meaning as was assigned to them in the November 22, 2013 8-K.

The descriptions of the Subscription Agreement, the Notes, the Warrants and the Registration Rights Agreement contained in the November 22, 2013 8-K did not purport to be complete and were subject to copies of such agreements and documents filed as exhibits to this Report. The representations, warranties and covenants contained in such documents and agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements. Except as described herein, the information contained in the November 22, 2013 8-K has not been updated or amended, and the Company undertakes no obligation to update or revise the information set forth herein, whether as a result of new information, changed circumstances or future events or for any other reason.

Item 9.01	Exhibits

4.1	Form 10% Subordinated Convertible Note.
4.2	Form Common Stock Warrant.
10.1	Form Subscription Agreement.
10.2	Form Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale
Chief Executive Officer

Date: November 27, 2013